 GLOBALSTAR ANNOUNCES 2018 FOURTH QUARTER AND ANNUAL RESULTS

Covington, LA - (February 28, 2019) - Globalstar, Inc. (NYSE American: GSAT) today announced financial and operating results for the fourth quarter and year ended December 31, 2018.

Dave Kagan, Chief Executive Officer of Globalstar, commented, "In December, we completed pivotal events positioning us well to realize the value of our assets. First, we announced that the Third Generation Partnership Project (“3GPP”) approved Globalstar’s S-band spectrum at 2483.5-2495 MHz for terrestrial use. The 3GPP standardization approval represents the culmination of intensive standards work driven by our technical team and the wireless industry’s support leading to Globalstar’s newly designated 3GPP Band 53. Second, we settled an ongoing litigation with certain large shareholders. As part of this settlement agreement, the parties agreed to enact changes to our corporate governance structure and joined together to support the late 2018 financing. We raised $60 million in a fully backstopped equity financing to secure funding for our December 2018 debt obligations and continue our ongoing compliance with the terms of our Facility Agreement. Of our corporate governance changes, the addition of a Strategic Review Committee is among the most significant with new members having substantial operating, spectrum and capital structure experience. This Committee is laser-focused on helping to drive the Company to realize the full value of our assets and fortify our balance sheet."
Dave Kagan continued, "Turning to 2018 financial performance, our operating business continued its positive trajectory with significantly improved results, highlighted by a 15% increase in total revenue from 2017, a reduced net loss and the highest annual Adjusted EBITDA ever recognized by Globalstar. While I am proud of what we have accomplished to date, I remain focused on the future. I believe that the Company's significant assets combined with an enhanced leadership team provide a foundation for financial growth and asset value realization that is more solid than ever.”
FOURTH QUARTER FINANCIAL REVIEW

Revenue

Total revenue for the fourth quarter of 2018 increased by $2.5 million, or 9%, from the fourth quarter of 2017 due to increases in both service revenue and subscriber equipment sales.

Service revenue increased $0.6 million, or 2%, in the fourth quarter of 2018 compared to the fourth quarter of 2017. Higher Simplex service revenue contributed over 90% of this increase, driven primarily by an increase in average subscribers. The higher subscriber count resulted from commercial Simplex equipment sales during the last twelve months, primarily in North America due to the 2018 launch of SmartOne SolarTM as well as strong sales of legacy devices. The SmartOne SolarTM is a solar-powered IoT asset tracking device (with ATEX and intrinsically safe certifications), proving to be a cost-effective, low power and secure monitoring solution for a variety of security applications.

Subscriber equipment sales revenue increased $1.9 million, or 70%, in the fourth quarter of 2018 compared to the fourth quarter of 2017. This growth was driven by sales of the recently launched SmartOne SolarTM and SPOT XTM, contributing $1.0 million and $0.6 million, respectively, to the increase.

Loss from Operations

Loss from operations decreased $11.7 million, or 39%, to $18.4 million in the fourth quarter of 2018. This decrease was due to a $9.2 million decrease in operating expenses, coupled with a $2.5 million increase in total revenue. The decrease in operating expenses was due primarily to $17.9 million in asset impairment charges recorded during the fourth quarter of 2017 that did not recur in 2018. This decrease was offset partially by increases in the cost of subscriber equipment sales, MG&A expenses and depreciation. In line with the increase in subscriber equipment sales revenue discussed above, the increase in cost of subscriber equipment sales reflected a higher volume of units sold during the fourth quarter of 2018 at a similar blended margin to the prior year's fourth quarter. MG&A expenses increased during 2018 primarily due to $1.5 million in costs incurred to defend the securities claim that was settled during the fourth quarter. Depreciation expense increased following approximately $208.0 million of ground infrastructure assets placed into service during 2018, which represent the gateways capable of supporting commercial traffic from our newest Duplex device.

Net Loss

Net loss was $96.5 million for the fourth quarter of 2018 compared to $22.6 million for the fourth quarter of 2017. This increase resulted primarily from the change in non-cash derivative valuation adjustments during the respective quarters, which contributed $81.1 million to the increase in net loss. This fluctuation resulted primarily from changes in certain valuation inputs, including stock price, stock price volatility, discount rate and remaining estimated term of the instruments. Lower operating expenses and an increase in total revenue partially offset the impact to net loss from derivative changes.

Adjusted EBITDA

Adjusted EBITDA for the quarters ended December 31, 2018 and 2017 was $9.7 million and $8.7 million, respectively. This 11% increase in Adjusted EBITDA was due to a $2.5 million increase in revenue offset partially by a $1.5 million increase in expenses (excluding EBITDA adjustments). The increase in expenses during the fourth quarter of 2018 resulted primarily from higher cost of subscriber equipment sales as cost of services and MG&A costs were flat after adjusting for non-cash stock compensation and litigation costs. The $1.5 million increase in cost of subscriber equipment sales reflected a higher volume of units sold during the fourth quarter of 2018 as previously discussed.

ANNUAL FINANCIAL REVIEW

Revenue

Total revenue increased $17.4 million, or 15%, to $130.1 million during 2018. This increase was due to higher service revenue of $12.6 million and higher revenue generated from subscriber equipment sales of $4.8 million. The increase in service revenue resulted from higher ARPU in all core revenue streams. SPOT service revenue contributed over half of the total increase in service revenue, increasing $6.9 million, or 15%, from 2017. Higher SPOT ARPU of 13% was the primary driver of the increase in SPOT service revenue due to rate plan changes and the blend of subscribers in the SPOT base. For example, service rates for subscribers activating our SPOT Gen3 and SPOT XTM devices are higher than our 2017 ARPU. Duplex and Simplex service revenue increases of $3.6 million and $2.5 million, respectively, also contributed to the increase in service revenue. An increase in Duplex ARPU of 21% resulted in $7.2 million additional revenue, which was offset partially by a decline in average subscribers of 10%, or a $3.6 million decrease in revenue. Duplex ARPU was impacted by new subscribers joining the network at higher rates than 2017 ARPU levels, as well as rate plan increases for legacy subscribers. Average Duplex subscribers were lower due to lower gross activations resulting from fewer equipment sales over the last twelve months and a consistent level of churn year over year. Finally, the increase in Simplex service revenue was driven by higher average subscribers and ARPU due primarily to sales of our SmartOne SolarTM device during 2018, which also contributed significantly to the increase in subscriber equipment sales when compared to 2017.

Loss from Operations

Loss from operations decreased $21.1 million, or 31%, during 2018 due to a $17.4 million increase in total revenue, coupled with a $3.7 million decrease in operating expenses. The $3.7 million decrease in operating expenses was due to impairment charges for inventory and long-lived assets that were recorded in the prior year and did not recur in 2018 as well as the reversal of a previously recorded contract termination charge during 2018, offset partially by increases in cost of subscriber equipment sales, MG&A and depreciation expense. The increase in cost of subscriber equipment sales was due to a higher volume of units sold during 2018 and at a lower blended margin compared to 2017. The MG&A increase was driven primarily by $10.8 million in costs incurred to support our efforts associated with the proposed merger and associated litigation. Finally, the increase in depreciation expense was due to ground infrastructure assets placed into service during 2018, which represent the gateways capable of supporting commercial traffic from our newest Duplex device.

Net Loss

Net loss was $6.5 million for 2018 compared to $89.1 million for 2017 due primarily to non-cash items, including a $59.9 million increase in derivative gains. An increase in total revenue and a decrease in operating expenses further reduced net loss, for reasons previously discussed.

Adjusted EBITDA

Adjusted EBITDA increased 26% to $40.6 million in 2018 from $32.2 million in 2017. The increase was driven primarily by a $17.4 million increase in total revenue, offset partially by a $9.0 million increase in operating expenses (excluding EBITDA adjustments). Approximately half of the increase in operating expenses was due to higher cost of subscriber equipment sales as previously discussed. The remaining increase was due mostly to higher MG&A costs, including professional fees to pursue business development opportunities as well as subscriber acquisition and other customer-driven costs.

CONFERENCE CALL
The Company will conduct an investor conference call on February 28, 2019 at 5:00 p.m. ET to discuss the 2018 fourth quarter and annual financial results.

Details are as follows:
Conference Call:
5:00 p.m. ET
Investors and the media are encouraged to listen to the call through the Investor Relations section of the Company's website at www.globalstar.com/corporate. If you would like to participate in the live question and answer session following the Company's conference call, please dial 1 (800) 708-4539 (US and Canada), 1 (847) 619-6396 (International) and use the participant pass code 48129163.

Audio Replay:
A replay of the earnings call will be available for a limited time and can be heard after 7:30 p.m. ET on February 28, 2019. Dial: 1 (888) 843-7419 (US and Canada), 1 (630) 652-3042 (International) and pass code 4812 9163#.

About Globalstar, Inc.
Globalstar is a leading provider of mobile satellite voice and data services. Customers around the world in industries such as government, emergency management, marine, logging, oil & gas and outdoor recreation rely on Globalstar to conduct business smarter and faster, maintain peace of mind and access emergency personnel. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring, M2M and IoT applications. The Company's products include mobile and fixed satellite telephones, the innovative satellite Wi-Fi hotspot, Simplex and Duplex satellite data modems, tracking devices and flexible service packages.

Note that all SPOT products described in this press release are the products of SPOT LLC, a subsidiary of Globalstar, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information, visit www.globalstar.com.

Investor Contact Information:
Kyle Pickens
Email: investorrelations@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to the pursuit of terrestrial spectrum authorities globally, future increases in our revenue and profitability and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are believed to be accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenue:
Service revenue	$27,186	$26,622	$111,089	$98,473
Subscriber equipment sales	4,760	2,805	19,024	14,187
Total revenue	31,946	29,427	130,113	112,660
Operating expenses:
Cost of services (exclusive of depreciation, amortization and accretion shown separately below)	9,664	9,697	37,648	37,022
Cost of subscriber equipment sales	3,673	2,165	14,441	9,944
Cost of subscriber equipment sales - reduction in the value of inventory	—	843	—	843
Marketing, general and administrative	13,163	10,323	55,443	38,759
Reduction in the value of long-lived assets	—	17,040	—	17,040
Revision to contract termination charge	—	—	(20,478)	—
Depreciation, amortization and accretion	23,853	19,514	90,438	77,498
Total operating expenses	50,353	59,582	177,492	181,106
Loss from operations	(18,407)	(30,155)	(47,379)	(68,446)
Other income (expense):
Loss on extinguishment of debt	—	—	—	(6,306)
Gain on equity issuance	—	—	—	2,670
Interest income and expense, net of amounts capitalized	(12,596)	(8,139)	(43,612)	(34,771)
Derivative gain (loss)	(64,824)	16,249	81,120	21,182
Gain on legal settlement	—	—	6,779	—
Other	(617)	(559)	(3,299)	(3,213)
Total other income (expense)	(78,037)	7,551	40,988	(20,438)
Loss before income taxes	(96,444)	(22,604)	(6,391)	(88,884)
Income tax expense (benefit)	9	(19)	125	190
Net loss	$(96,453)	$(22,585)	$(6,516)	$(89,074)

Loss per common share:
Basic	$(0.07)	$(0.02)	$(0.01)	$(0.08)
Diluted	(0.07)	(0.02)	(0.01)	(0.08)

Weighted-average shares outstanding:
Basic	1,287,742	1,251,826	1,269,548	1,166,581
Diluted	1,287,742	1,251,826	1,269,548	1,166,581

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net loss	$(96,453)	$(22,585)	$(6,516)	$(89,074)

Interest income and expense, net	12,596	8,139	43,612	34,771
Derivative (gain) loss	64,824	(16,249)	(81,120)	(21,182)
Income tax expense (benefit)	9	(19)	125	190
Depreciation, amortization, and accretion	23,853	19,514	90,438	77,498
EBITDA	4,829	(11,200)	46,539	2,203

Reduction in the value of inventory	—	843	—	843
Reduction in the value of long-lived assets	—	17,040	—	17,040
Non-cash compensation	2,811	1,622	7,373	5,594
Foreign exchange and other	564	433	3,067	2,873
Loss on extinguishment of debt	—	—	—	6,306
Gain on equity issuance	—	—	—	(2,670)
Merger and shareholder litigation costs	1,500	—	10,831	—
Gain on legal settlement	—	—	(6,779)	—
Revision to contract termination charge	—	—	(20,478)	—
Adjusted EBITDA (1)	$9,704	$8,738	$40,553	$32,189

(1)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses, and certain other non-recurring charges as applicable. Management uses Adjusted EBITDA in order to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to similarly titled measures used by other companies. In connection with the adoption of ASU No. 2014-09, Revenue from Contracts with Customers, the Company has not recast Adjusted EBITDA in prior periods.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenues and operating profit, to measure operating performance.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2018		2017		2018		2017
	Service	Equipment	Service	Equipment	Service	Equipment	Service	Equipment
Revenue
Duplex	$10,093	$403	$10,139	$466	$41,223	$2,016	$37,635	$2,754
SPOT	12,576	1,834	12,589	933	52,363	8,046	45,427	5,394
Simplex	3,612	2,362	3,101	1,072	13,459	8,330	10,946	5,243
IGO	250	151	221	256	932	498	1,068	779
Other	655	10	572	78	3,112	134	3,397	17
	$27,186	$4,760	$26,622	$2,805	$111,089	$19,024	$98,473	$14,187

Average Subscribers
Duplex	62,999		71,261		65,501		72,443
SPOT	290,461		292,798		291,289		285,683
Simplex	372,658		326,720		354,678		313,553
IGO	26,816		36,463		31,537		37,165

ARPU (1)
Duplex	$53.40		$47.43		$52.45		$43.29
SPOT	14.43		14.33		14.98		13.25
Simplex	3.23		3.16		3.16		2.91
IGO	3.11		2.02		2.46		2.39

(1)
Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.